Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
The Board of Directors
CVR Energy, Inc.
We consent to the incorporation by reference in the registration statements (Nos. 333-146907 and 333-148783) on Forms S-8 and (No. 333-151787) on Form S-3 of CVR Energy, Inc. of our reports dated March 12, 2009, with respect to the consolidated balance sheets of CVR Energy, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity/members’ equity and cash flows for each of the years in the three year period ended December 31, 2008, and with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of CVR Energy, Inc., to the reference to our firm under the heading “Selected Financial Data,” in such annual report on Form 10-K, and to the reference to our firm under the heading “Experts” in the registration statement on Form S-3.
/s/ KPMG, LLP
KPMG, LLP
Kansas City, Missouri
March 12, 2009